 QuickLinks -- Click here to rapidly navigate through this document

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

        Intier Automotive Inc. management is responsible for the preparation and presentation of the consolidated financial statements and all the information in this Annual Report. The consolidated financial statements were prepared by management in accordance with accounting principles generally accepted in Canada. Financial statements include certain amounts based on estimates and judgements. Management has determined such amounts on a reasonable basis designed to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information presented elsewhere in this Annual Report has been prepared by management to ensure consistency with that in the consolidated financial statements. The consolidated financial statements have been reviewed by the Audit Committee and approved by the Board of Directors of Intier Automotive Inc.

        Management is responsible for the development and maintenance of systems of internal accounting and administrative cost controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Company's assets are appropriately accounted for and adequately safeguarded.

        The Company's Audit Committee is appointed by its Board of Directors annually and is comprised solely of outside directors. The Committee meets periodically with management, as well as the independent auditors, to satisfy itself that each is properly discharging its responsibilities, to review the consolidated financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committee reports its findings to the Board of Directors for consideration when approving the consolidated financial statements for issuance to the shareholders.

        The consolidated financial statements have been audited by Ernst & Young LLP, the independent auditors, in accordance with auditing standards generally accepted in Canada and the United States on behalf of the shareholders. The Auditors' Report outlines the nature of their examination and their opinion to the consolidated financial statements of the Company. The independent auditors have full and unrestricted access to the Audit Committee.

Michael E. McCarthy (Signature)	Michael Baccellieri (Signature)

MICHAEL E. MCCARTHY Executive Vice-President & Chief Financial Officer	MICHAEL BACCELLIERI Controller

Newmarket, Canada February 8, 2002

AUDITORS' REPORT

To the Shareholders of Intier Automotive Inc.

        We have audited the consolidated balance sheets of Intier Automotive Inc. as at December 31, 2001 and 2000 and the consolidated statements of income, retained earnings and Magna's net investment and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Intier Automotive Inc. as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

Ernst & Young LLP (Signature)

ERNST & YOUNG LLP
Chartered Accountants

Toronto, Canada February 8, 2002

SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The consolidated financial statements have been prepared in U.S. dollars following Canadian generally accepted accounting principles ("Canadian GAAP"). These policies are also in conformity, in all material respects, with United States generally accepted accounting principles ("U.S. GAAP") except as described in note 19 to the consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

        The consolidated balance sheet as at December 31, 2001 gives effect to the corporate reorganization which was completed in August, 2001 whereby Intier Automotive Inc. (the "Company") acquired from its parent company, Magna International Inc. ("Magna") certain operating divisions, subsidiaries, jointly controlled entities and investments directly or indirectly under the control of Magna. In exchange for the above net assets, the Company issued 42,751,938 Class B Shares of the Company and 2,250,000 Convertible Series Preferred Shares to Magna.

        The consolidated financial statements prior to August 1, 2001 present the historic combined financial position, results of operations and cash flows of the assets and liabilities reorganized under the Company on a carve out basis from Magna. To give effect to the continuity of Magna's interest in the assets and liabilities of the Company, all the assets and liabilities have been recorded in these consolidated financial statements at Magna's book values except for assets under capital leases related to the distribution of land and buildings by the Company to certain real estate subsidiaries of Magna during the year ended December 31, 1998.

        The Company was formed to hold and operate the interiors and closures businesses owned by Magna and its subsidiaries. The assets and liabilities recognized under the Company include the following businesses:

  Interior Systems

  These businesses engineer, develop and produce complete seat systems, seat tracks, seat frames, integrated child safety seats and other seating components, cockpit modules, instrument panels, consoles, glove boxes, door modules, door trim panels, package trays, overhead systems, sunvisors, acoustics, automotive carpet, interior panels and other interior garnish trim and components. This group also provides expertise and services for its OEM customers including assembly and sequencing, full vehicle process engineering and integrated interior vehicle safety systems.

  Closure Systems

  These businesses engineer, develop, produce and assemble a multitude of closure, latching and power driven door systems. Products include complete door systems, power liftgates and power sliding doors, window regulators, electronic latching systems, wiper systems and electrical motors.

        The comparative information presented reflects financial statements which present the consolidated financial position, results of operations, changes in Magna's net investment and cash flows of the Company as if it had operated as a stand-alone entity subject to Magna's control. Certain of the expenses presented in these consolidated financial statements represent intercompany allocations and management estimates of the cost of services provided by Magna. These allocations and estimates are considered by management to be the best available approximation of the expenses that the Company would have incurred had it operated on a stand-alone basis over the periods presented.

        Interest expense, as presented in these consolidated financial statements, includes interest on external debt and amounts due to Magna (included in Magna's net investment). Magna's net investment, which includes both debt and equity components, comprises the accumulated earnings of the Company, contributions by Magna less distributions to Magna and the currency translation adjustment.

        Income taxes for the Company in the comparative period have been recorded at statutory rates based on income before income taxes and minority interest as reported in the consolidated statements of income as though the Company was a separate tax paying entity. Income taxes payable in respect of historically separate tax paying legal entities have been presented as a current liability in the consolidated balance sheets in the comparable period. Income taxes payable in respect of the components which were not historically separate tax paying legal entities have been included in Magna's net investment. Future income taxes have been presented in the consolidated balance sheets on the basis of temporary differences between the financial reporting and tax bases of the assets and liabilities.

        As a result of the basis of presentation described above, the consolidated statements of income may not necessarily be indicative of the revenues and expenses that would have resulted had the Company operated as a stand-alone entity.

        The Company's subsidiaries are included in these consolidated financial statements using the purchase method of accounting from the date they were acquired by Magna. All significant intercompany balances and transactions have been eliminated.

        The Company proportionately consolidates its interests in jointly controlled operations.

FOREIGN EXCHANGE

        Assets and liabilities of the Company's operations having a functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rate in effect at the year end and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company's net equity investment in these operations are deferred as a separate component of shareholders' equity.

        The appropriate amounts of exchange gains or losses accumulated in the separate component of shareholders' equity are reflected in income when there is a reduction in the Company's net investment in the operations that gave rise to such exchange gains and losses.

        Foreign exchange gains and losses on transactions occurring in a currency other than an operation's functional currency are reflected in income except for gains and losses on foreign exchange contracts used to hedge specific future commitments in foreign currencies. Gains and losses on these contracts are accounted for as a component of the related hedged transaction. Gains and losses on translation of foreign currency long-term monetary liabilities are deferred and amortized over the period to maturity. In addition, gains and losses from foreign denominated debt designated as a hedge on the Company's net investment in foreign operations are not included in income, but are shown in the currency translation account.

USE OF ESTIMATES

        The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash on account, demand deposits and short-term investments with remaining maturities of less than three months at acquisition.

INVENTORIES

        Inventories are valued at the lower of cost and net realizable value, with cost being determined substantially on a first-in, first-out basis. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead.

INVESTMENTS

        Investments in which the Company has significant influence are accounted for on the equity basis.

FIXED ASSETS

        Fixed assets are recorded at historical cost, which includes acquisition and development costs less related investment tax credits. Development costs include direct construction costs, interest capitalized on construction in progress and land under development and indirect costs wholly attributable to development.

        Depreciation is provided on a straight-line basis over the estimated useful lives of fixed assets at annual rates of 2 1/2% to 5% for buildings, 7% to 10% for general purpose equipment and 10% to 30% for special purpose equipment. Assets under capital leases are amortized over the respective lease terms.

        Costs incurred to establish new facilities, which require substantial time to reach commercial production capability, are expensed as incurred.

GOODWILL

        Goodwill represents the excess of the purchase price of the Company's interest in subsidiary companies over the fair value of the underlying net identifiable assets arising on acquisitions. Goodwill is generally amortized over 20 years and in all cases amortization does not exceed 40 years. The Company reviews the valuation and amortization period of goodwill whenever events or changes in circumstances warrant such a review. In doing so, the Company evaluates whether there has been a permanent impairment in the value of unamortized goodwill based on the estimated undiscounted cash flows of each business to which the goodwill relates.

REVENUE RECOGNITION

        Revenue from the sale of manufactured products is recognized when the price is fixed or determinable, collectibility is reasonably assured and upon shipment to (or receipt by customers depending on contractual terms), and acceptance by, customers.

        Revenue from separately priced engineering service and tooling contracts are recognized on a percentage of completion basis.

        Revenue and cost of sales are presented on a gross basis in the consolidated statements of income where the Company is acting as principal and is subject to significant risks and rewards in connection with the process of bringing the product to its final state and in the post sale dealings with its customers. Otherwise, components of revenues and related costs are presented on a net basis.

PREPRODUCTION COSTS RELATED TO LONG-TERM SUPPLY AGREEMENTS

        Costs incurred (net of customer subsidies) related to design and engineering, which are reimbursed as part of subsequent related parts production piece price amounts, are expensed as incurred unless a contractual guarantee for reimbursement exists.

        Costs incurred (net of customer subsidies) related to design and development costs for moulds, dies and other tools that the Company does not own (and that will be used in, and reimbursed as part of the piece price amounts for, subsequent related parts production) are expensed as incurred unless the supply agreement provides a contractual guarantee for reimbursement or the non-cancelable right to use the moulds, dies and other tools during the supply agreement.

GOVERNMENT FINANCING

        The Company makes periodic applications for financial assistance under available government assistance programs in the various jurisdictions in which the Company operates. Grants relating to capital expenditures are reflected as a reduction of the cost of the related assets. Grants and tax credits relating to current operating expenditures are generally recorded as a reduction of expense at the time the eligible expenses are incurred. In the case of certain foreign subsidiaries, the Company receives tax super allowances which are accounted for as a reduction of income tax expense. The Company also receives loans which are recorded as liabilities in amounts equal to the cash received.

RESEARCH AND DEVELOPMENT

        The Company carries on various applied research and development programs, certain of which are partially or fully funded by governments or by customers of the Company. Funding received is accounted for using the cost reduction approach. Research costs are expensed as incurred.

INCOME TAXES

        The Company follows the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

EMPLOYEE BENEFIT PLANS

        The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro rated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees and expected health care costs. For the purposes of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment. The net actuarial gain (loss) is amortized over the average remaining service period of active employees.

        The cost of providing benefits through defined contribution pension plans is charged to earnings in the period in respect of which contributions become payable.

STOCK-BASED COMPENSATION

        No compensation expense is recognized for stock options granted under the Company's Incentive Stock Option Plan. Consideration paid on the exercise of stock options is credited to capital stock.

EARNINGS PER CLASS A SUBORDINATE VOTING OR CLASS B SHARE

        Basic earnings per Class A Subordinate Voting or Class B Share are calculated on net income less financing charges on the Convertible Series Preferred Shares using the weighted average number of Class A Subordinate Voting and Class B Shares outstanding during the year.

        The Company uses the treasury stock method in computing diluted earnings per share. Under the treasury stock method, diluted earnings per Class A Subordinate Voting or Class B Share are calculated on the weighted average number of Class A Subordinate Voting and Class B Shares that would have been outstanding during the year had all the dilutive options and Convertible Series Preferred Shares been exercised or converted into Class A Subordinate Voting Shares at the beginning of the year, or date of issuance, if later. The proceeds from the exercise of options are assumed to be used to purchase Class A Subordinate Voting Shares at the average market price during the period. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted earnings per share computation.

CONVERTIBLE SERIES PREFERRED SHARES

        For the purposes of accounting for the Convertible Series Preferred Shares, three key attributes of these shares were valued as of their date of issuance and are presented separately in the Company's consolidated financial statements. These three key attributes are:

  i)
  the retraction of the Convertible Series Preferred Shares at their carrying value by the holders;

  ii)
  the non-cumulative cash dividend payable in respect of the Convertible Series Preferred Shares; and

  iii)
  the ability to convert the Convertible Series Preferred Shares into Class A Subordinate Voting Shares at a fixed price.

        The retraction attribute is a liability of the Company and is presented as long-term debt because it is at the option of the holder. The non-cumulative nature of the dividend means that it is dissimilar to an interest payment on debt and, therefore, the long-term debt is presented as the net present value of (i.e., at a discount to) the carrying value which becomes payable, at the option of the holder, on the dates indicated above. The resultant discount is amortized to income systematically from the date of issuance until the date of retraction for each series of the Convertible Series Preferred Shares.

        The non-cumulative dividend, for reasons indicated above, is not considered debt-related. However, because holders of the Convertible Series Preferred Shares expect to receive dividends and it was the Company's expectation, at the date of issuance, to pay dividends, there is a value to the expected stream of dividend payments. The net present value of this expected dividend stream has, therefore, been presented as equity. As dividends are declared, a systematically calculated portion of the dividend is shown as a return of capital and is deducted from the amount presented as equity. The dividends on the Convertible Series Preferred Shares as presented in the consolidated statements of income and retained earnings and Magna's net investment reflect the actual dividend declared net of the amount considered a return of capital.

        The third attribute, the conversion feature, is similar to a stock warrant in that it provides holders with the option to exchange their Convertible Series Preferred Shares for Class A Subordinate Voting Shares at a fixed price. The residual approach was used to value this attribute and this amount is classified as equity.

CONSOLIDATED BALANCE SHEETS

		As at December 31,
	Note	2001	2000
		(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents		$77.1	$51.6
Accounts receivable	17	574.3	476.4
Inventories	5	240.9	223.1
Prepaid expenses and other		23.6	37.2

		915.9	788.3

Fixed assets, net	6	424.0	416.6

Goodwill, net		132.5	150.2

Future tax assets	7	96.0	102.1

Other assets		11.0	8.5

		$1,579.4	$1,465.7

LIABILITIES AND SHAREHOLDERS' EQUITY AND MAGNA'S NET INVESTMENT
Current liabilities:
Bank indebtedness	8	$46.0	$9.9
Accounts payable	17	527.6	424.3
Accrued salaries and wages		53.7	44.8
Other accrued liabilities		49.6	28.0
Income taxes payable	7	1.8	13.5
Long-term debt due within one year	8	6.8	8.2

		685.5	528.7

Long-term debt	8, 17	30.6	32.2

Other long-term liabilities	9	22.1	21.9

Convertible Series Preferred Shares	10	194.6	—

Future tax liabilities	7	35.0	30.8

Minority interest		1.7	1.9

Shareholders' equity and Magna's net investment:
Convertible Series Preferred Shares	10	31.4	—
Class A Subordinate Voting Shares	11	71.7	—
Class B Shares	11	495.8	—
Retained earnings		15.9	—
Currency translation adjustment	13	(4.9)	—
Magna's net investment		—	850.2

		609.9	850.2

		$1,579.4	$1,465.7

Commitments and contingencies (notes 8 and 18)

On behalf of the Board:

Lawrence Worrall (Signature)	Neil G. Davis (Signature)
LAWRENCE WORRALL Director	NEIL G. DAVIS Director

See accompanying notes

CONSOLIDATED STATEMENTS OF INCOME,
RETAINED EARNINGS AND MAGNA'S NET INVESTMENT

		Years ended December 31,
	Note	2001	2000	1999
		(U.S. dollars in millions, except per share figures and number of shares)
Sales	17	$3,268.1	$2,970.9	$2,834.8

Cost of goods sold	17	2,861.6	2,605.5	2,508.8
Depreciation and amortization		88.0	86.1	87.2
Selling, general and administrative		163.4	151.8	135.1
Affiliation fees and other charges	17	53.5	34.0	29.1

Operating income		101.6	93.5	74.6
Interest expense, net	8, 17	16.2	27.4	24.3
Amortization of discount on Convertible Series Preferred Shares	10, 17	4.8	—	—
Equity loss		0.4	0.7	1.2

Income before income taxes and minority interest		80.2	65.4	49.1
Income taxes	7	40.7	30.9	22.6
Minority interest		(0.4)	(0.2)	(0.1)

Net income		$39.9	$34.7	$26.6

Financing charge on Convertible Series Preferred Shares	10, 17	0.9	—	—
Net income attributable to Class A Subordinate Voting and Class B Shares		39.0	34.7	26.6
Magna's net investment, beginning of year		850.2	781.8	702.7
Net (distribution to) contribution by Magna		(869.5)	46.6	57.0
Dividends on Class A Subordinate Voting and Class B Shares		(2.0)	—	—
Change in currency translation adjustment	13	(1.8)	(12.9)	(4.5)

Retained earnings and Magna's net investment, end of year		$15.9	$850.2	$781.8

Earnings per Class A Subordinate Voting or Class B Share	2
Basic		$0.37	—	—
Diluted		$0.37	—	—
Average number of Class A Subordinate Voting and Class B Shares outstanding (in millions)	2
Basic		47.9	—	—
Diluted		47.9	—	—

Pro forma earnings per Class A Subordinate Voting or Class B Share	3
Basic		$0.91	$0.60	$0.34
Diluted		$0.90	$0.60	$0.34
Average number of Class A Subordinate Voting and Class B Shares outstanding (in millions)	3
Basic		44.9	42.8	42.8
Diluted		59.8	42.8	42.8

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years ended December 31,
	Note	2001	2000	1999
		(U.S. dollars in millions)
Cash provided from (used for):
OPERATING ACTIVITIES
Net income		$39.9	$34.7	$26.6
Items not involving current cash flows	15	101.2	69.0	58.6

		141.1	103.7	85.2
Change in non-cash working capital	15	25.9	(132.4)	4.7

		167.0	(28.7)	89.9

INVESTMENT ACTIVITIES
Fixed asset additions		(87.6)	(104.3)	(121.9)
Acquisition of subsidiaries, net of cash acquired	4	—	—	(4.4)
Increase in investments and other assets		(5.0)	—	(1.1)
Proceeds from disposition of fixed assets		2.6	3.8	4.4

		(90.0)	(100.5)	(123.0)

FINANCING ACTIVITIES
Issue of Class A Subordinate Voting Shares, net	11	71.7	—	—
Increase (decrease) in bank indebtedness		34.5	(2.5)	(11.0)
Repayments of long-term debt		(8.1)	(1.8)	(6.6)
Net (distribution to) contribution by Magna	17	(144.4)	79.5	73.3
Dividends on Class A Subordinate Voting and Class B Shares	11	(2.0)	—	—
Dividends on Convertible Series Preferred Shares	10, 11	(1.9)	—	—

		(50.2)	75.2	55.7

Effect of exchange rate changes on cash and cash equivalents		(1.3)	(1.9)	(1.3)

Net increase (decrease) in cash and cash equivalents during the year		25.5	(55.9)	21.3
Cash and cash equivalents, beginning of year		51.6	107.5	86.2

Cash and cash equivalents, end of year		$77.1	$51.6	$107.5

See accompanying notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in millions of U.S. dollars unless otherwise noted except per share figures and number of shares)

1.     SIGNIFICANT ACCOUNTING POLICIES

        The significant accounting policies followed by the Company are set out under "Significant Accounting Policies" preceding these consolidated financial statements.

2.     EARNINGS PER SHARE AND RETAINED EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2001

        As a result of the reorganization of the Company, as described under Principles of Consolidation in Significant Accounting Policies, earnings per share and retained earnings for the year ended December 31, 2001 include net income for the five month period subsequent to July 31, 2001.

        The following table summarizes the calculation of earnings per share for the five months ended December 31, 2001:

Basic earnings per Class A Subordinate Voting or Class B Share:
Net income attributable to Class A Subordinate Voting and Class B Shares	$17.9

Average number of Class A Subordinate Voting and Class B Shares outstanding during the five months	47.9

Basic earnings per Class A Subordinate Voting or Class B Share	$0.37

Diluted earnings per Class A Subordinate Voting or Class B Share:
Net income attributable to Class A Subordinate Voting and Class B Shares	$17.9
Adjustments (net of related tax effects):
Amortization of discount on Convertible Series Preferred Shares	—
Financing charge on Convertible Series Preferred Shares	—

$17.9

Average number of Class A Subordinate Voting and Class B Shares outstanding during the five months	47.9
Convertible Series Preferred Shares	—
Stock options	—

47.9

Diluted earnings per Class A Subordinate Voting or Class B Share	$0.37

        At December 31, 2001, the Company has outstanding 2,525,000 incentive stock options and 2,250,000 Convertible Series Preferred Shares, which are anti-dilutive and, therefore, not included in the above earnings per share calculation.

3.     PRO FORMA EARNINGS PER SHARE

        The following pro forma adjustments have been made to arrive at pro forma earnings per share for the years ended December 31, 2001, 2000 and 1999:

  •
  Adjustments to reflect the Company's new capital structure as described under Principles of Consolidation in Significant Accounting Policies;

  •
  Adjustments that give effect to the payment of the revised affiliation fees and social commitment fees pursuant to the affiliation and social commitment agreements;

  •
  The Company's President and Chief Executive Officer's cash compensation arrangements; and

  •
  The tax effect of the foregoing adjustments, where applicable, using an assumed income tax rate of approximately 40%.

        Basic and diluted pro forma earnings per Class A Subordinate Voting or Class B Share are based on the public offering of 5,476,191 Class A Subordinate Voting Shares completed in August, 2001 and on the assumption that 42,751,938 Class B Shares and 2,250,000 Convertible Series Preferred Shares were issued and outstanding for the entire periods presented.

        The following table summarizes the calculation of pro forma earnings per share:

	Years ended December 31,
	2001	2000	1999
Basic earnings per Class A Subordinate Voting or Class B Share:
Net income attributable to Class A Subordinate Voting and Class B Shares	$39.0	$34.7	$26.6
Pro forma adjustments (net of related tax effects):
Amortization of discount on Convertible Series Preferred Shares	(6.1)	(11.0)	(11.0)
Interest on debt due to Magna	9.5	16.4	13.0
Net adjustment to affiliation fees and other corporate charges	(0.6)	(12.2)	(11.9)
Financing charge on Convertible Series Preferred Shares	(0.8)	(2.1)	(2.1)

Pro forma net income attributable to Class A Subordinate Voting and Class B Shares	$41.0	$25.8	$14.6

Average number of Class A Subordinate Voting and Class B Shares outstanding during the year	44.9	42.8	42.8

Pro forma basic earnings per Class A Subordinate Voting or Class B Share	$0.91	$0.60	$0.34

Diluted earnings per Class A Subordinate Voting or Class B Share:
Pro forma net income attributable to Class A Subordinate Voting and Class B Shares	$41.0	$25.8	$14.6
Pro forma adjustments (net of related tax effects):
Amortization of discount on Convertible Series Preferred Shares	10.9	—	—
Financing charge on Convertible Series Preferred Shares	1.7	—	—

	$53.6	$25.8	$14.6

Average number of Class A Subordinate Voting and Class B Shares outstanding during the year	44.9	42.8	42.8
Convertible Series Preferred Shares	14.9	—	—
Stock options	—	—	—

	59.8	42.8	42.8

Pro forma diluted earnings per Class A Subordinate Voting or Class B Share	$0.90	$0.60	$0.34

4.     BUSINESS ACQUISITIONS

        The following acquisitions were accounted for using the purchase method:

        During the year ended December 31, 1999, the Company acquired the remaining 50% interest in two of its joint ventures. The consideration paid consisted of cash of $4.4 million. The net effect on the Company's balance sheet was a net increase in working capital of $0.9 million, an increase in fixed assets of $1.6 million, and an increase in goodwill of $1.9 million.

        At December 31, 2001, the Company had a remaining provision of $2.0 million for severance and termination costs for the termination of 78 remaining employees as part of the relocation of production programs from one facility to another. During the years ended December 31, 2001, 2000 and 1999, the Company utilized severance and termination accruals of $0.6 million, $0.3 million and $0.2 million, respectively. Such amounts were included in the purchase price allocation of previous business acquisitions.

        During fiscal 2001, the Company recorded a restructuring charge for $2.7 million relating to the downsizing of one of the Company's under-performing divisions. At December 31, 2001, the Company had a remaining provision of $1.9 million for severance, termination and premise costs for the termination of 11 remaining employees and the relocation of production programs from one facility to another.

5.     INVENTORIES

        Inventories consist of:

	December 31,
	2001	2000
Raw materials and supplies	$63.1	$71.4
Work-in-process	17.0	18.1
Finished goods	23.4	23.9
Tooling and engineering	137.4	109.7

	$240.9	$223.1

        Tooling and engineering inventory represents cost incurred on separately priced tooling and engineering services contracts in excess of unbilled amounts included in accounts receivable. Unbilled amounts included in accounts receivable at December 31, 2001 totalled $1.5 million (December 31, 2000 totalled $8.1 million).

6.     FIXED ASSETS

        Fixed assets consist of:

	December 31,
	2001	2000
Cost
Land	$8.3	$7.7
Buildings	38.4	31.2
Leasehold improvements	20.6	18.8
Machinery and equipment	717.1	655.1
Assets under capital leases (i)	25.6	26.4

	810.0	739.2

Less: accumulated depreciation
Buildings	(10.3)	(9.3)
Leasehold improvements	(10.5)	(8.9)
Machinery and equipment	(359.5)	(300.3)
Assets under capital leases (i)	(5.7)	(4.1)

	$424.0	$416.6

Notes:

  (i)
  Assets under capital leases relate to the leasing of land and buildings by the Company from certain real estate subsidiaries of Magna. These lease agreements were entered into during the year ended December 31, 1998.

  (ii)
  Included in the cost of fixed assets at December 31, 2001 are construction in progress expenditures of $26.8 million (December 31, 2000 — $38.0 million).

  (iii)
  No interest was capitalized to fixed assets during the periods presented.

7.     INCOME TAXES

        (a) The provision for income taxes differs from the expense that would be obtained by applying Canadian statutory rates as a result of the following:

	Years ended December 31,
	2001	2000	1999
Canadian statutory income tax expense	$33.5	$28.8	$21.9
Manufacturing and processing profits deduction	(5.6)	(6.3)	(7.2)
Foreign rate differentials	(2.6)	0.9	2.7
Tax losses not benefited	4.9	5.2	6.2
Amortization of discount on Convertible Series Preferred Shares	2.0	—	—
Other	8.5	2.3	(1.0)

Effective income tax expense	$40.7	$30.9	$22.6

        (b) The details of income before income taxes and minority interest by jurisdiction are as follows:

	Years ended December 31,
	2001	2000	1999
Canadian	$70.5	$71.9	$81.0
Foreign	9.7	(6.5)	(31.9)

	$80.2	$65.4	$49.1

        (c) The details of the income tax provision are as follows:

	Years ended December 31,
	2001	2000	1999
Current provision:
Canadian federal taxes	$17.5	$17.9	$19.2
Provincial taxes	9.3	10.9	11.7
Foreign taxes	5.1	23.7	36.1

	31.9	52.5	67.0
Future provision:
Canadian federal taxes	0.9	(1.9)	(0.4)
Provincial taxes	0.5	(1.2)	(0.2)
Foreign taxes	7.4	(18.5)	(43.8)

	8.8	(21.6)	(44.4)

	$40.7	$30.9	$22.6

        (d) Future income taxes have been provided on temporary differences, which consist of the following:

	Years ended December 31,
	2001	2000	1999
Fixed assets tax depreciation greater than (less than) book depreciation	$1.5	$1.5	$(3.5)
Other assets tax depreciation greater than (less than) book depreciation	3.5	3.9	(9.4)
Net tax losses utilized (benefited)	3.6	(25.2)	(33.8)
Other	0.2	(1.8)	2.3

	$8.8	$(21.6)	$(44.4)

        (e) Future tax assets and liabilities consist of the following temporary differences:

	December 31,
	2001	2000
Assets:
Tax benefit of loss carryforwards
Pre-acquisition	$7.6	$11.0
Post-acquisition	99.6	103.2
Other assets tax values in excess of book values	2.3	5.5
Other	13.7	4.2

	123.2	123.9

Valuation allowance against tax benefit of loss carryforwards
Pre-acquisition	(7.6)	(7.6)
Post-acquisition	(19.6)	(14.2)

	96.0	102.1

Liabilities:
Tax depreciation in excess of book depreciation	26.6	28.9
Other	8.4	1.9

	35.0	30.8

Net future income taxes	$61.0	$71.3

        (f) Income taxes paid in cash for the year ended December 31, 2001 were $48.0 million (for the years ended December 31, 2000 and 1999 — $50.7 million and $41.5 million, respectively).

        (g) At December 31, 2001, the Company had income tax loss carryforwards of approximately $83.1 million that relate to certain foreign subsidiaries, including approximately $21.7 million of losses obtained on acquisitions, the tax benefits of which have not been recognized in the consolidated financial statements. Of the total losses, $57.4 million expire between 2002 and 2011 and the remainder have no expiry date.

        (h) At December 31, 2001, $34.1 million of undistributed earnings of foreign subsidiaries and jointly controlled entities may be subject to tax if remitted to Canada. No provision has been made for such taxes as these earnings are considered to be reinvested for the foreseeable future.

8.     DEBT AND COMMITMENTS

        (a) The Company's long-term debt, which is substantially unsecured, consists of the following:

	December 31,
	2001	2000
Loans from governments with a weighted average interest rate of approximately 2% denominated primarily in euros	$5.5	$6.8
Bank term debt at a weighted average interest rate of approximately 4% denominated primarily in euros	5.6	5.8
Obligations under capital leases (i)	23.3	24.6
Other	3.0	3.2

	37.4	40.4
Less due within one year	6.8	8.2

	$30.6	$32.2

(i)
Obligations under capital leases relate to the leasing of land and buildings by the Company from certain real estate subsidiaries of Magna. These agreements were entered into during the year ended December 31, 1998 (see note 8(f)).

        (b) At December 31, 2001, future principal repayments on long-term debt (excluding obligations under capital leases) are estimated to be as follows:

2002	$5.8
2003	2.5
2004	1.6
2005	1.6
2006	1.1
Thereafter	1.5

$14.1

        (c) On September 27, 2001, the Company established a $385.0 million three-year unsecured revolving term credit facility with customary commercial terms, bearing interest at variable rates not exceeding the prime rate of interest. The credit facility contains negative and affirmative financial and operating covenants and events of default customary for credit facilities of this nature, including the requirements that the Company maintain certain financial ratios and restrictions on its ability to incur or guarantee additional indebtedness or to dispose of assets as well as the right of the lenders to declare all outstanding indebtedness to be immediately due and payable upon the occurrence of an event of default. The credit facility expires on September 27, 2004.

        At December 31, 2001, the Company had operating lines of credit amounting to $54.1 million and term lines of credit amounting to $422.4 million. At December 31, 2001, the Company had unused and available operating lines of credit and term lines of credit of $43.2 million and $346.9 million.

        (d) Net interest expense (income) includes:

	Years ended December 31,
	2001	2000	1999
Interest expense
Current	$0.9	$0.6	$3.1
Long-term	0.6	0.8	0.9
Intercompany to Magna and affiliates	40.6	41.7	36.4

	42.1	43.1	40.4
Interest income
Current	(3.0)	(3.2)	(3.2)
Intercompany from Magna and affiliates	(22.9)	(12.5)	(12.9)

Interest expense, net	$16.2	$27.4	$24.3

        Interest paid in cash for the year ended December 31, 2001 was $3.7 million (for the years ended December 31, 2000 and 1999 — $3.3 million and $6.0 million, respectively).

        (e) At December 31, 2001, the Company had commitments under operating leases requiring annual rental payments to third parties and to Magna and its affiliates as follows:

	Third parties	Magna and its affiliates
2002	$18.5	$8.4
2003	15.9	7.5
2004	11.7	7.4
2005	9.8	7.5
2006	9.6	7.4
Thereafter	33.8	28.7

	$99.3	$66.9

        For the year ended December 31, 2001, operating lease expense amounted to $24.4 million (for the years ended December 31, 2000 and 1999 — $23.9 million and $23.8 million, respectively).

        (f) At December 31, 2001, the Company had commitments under capital leases requiring annual rental payments to Magna and its affiliates as follows:

2002	$2.8
2003	2.9
2004	3.1
2005	3.1
2006	3.1
Thereafter	22.8

37.8
Less interest and other charges	14.5

Obligations under capital leases	23.3
Less current portion	1.0

Long-term portion of obligations under capital leases	$22.3

9.     EMPLOYEE BENEFIT PLANS

        Prior to 2001, Magna's Corporate Constitution required that 10% of the employee pre-tax profits before profit sharing (defined in the Corporate Constitution) for any fiscal period be allocated to an Employee Equity and Profit Participation Plan ("EPSP") consisting of the Magna deferred profit sharing plan and a cash distribution to eligible employees of Magna. Eligible Canadian, United States and European employees participate in the EPSP. During 2001, Magna amended its Corporate Constitution to allow for the contribution of such amounts to a defined benefit pension plan in addition to the EPSP. All employees that participate in the EPSP were, and all new employees are, given the option of continuing in the EPSP or receiving a reduced entitlement under the EPSP plus a defined benefit pension. The defined benefit pension is payable to retirees age 65 or older and is based on years of service and compensation levels. Participants may take early retirement after age 55 and receive a reduced pension package. Under its Corporate Constitution, the Company must adopt a similar profit sharing arrangement to Magna's not later than 2003.

        Pursuant to labour laws and national labour agreements in certain European countries, the Company is obliged to provide lump sum termination payments to employees on retirement or involuntary termination, and long service payments contingent upon persons reaching a predefined number of years of service.

        In addition, a limited number of the Company's European subsidiaries sponsor defined benefit pension and similar arrangements for their employees.

        The most significant defined benefit pension plan is fully funded; the assets of which are reflected in the table below. Substantially all other European defined benefit pension plans and similar arrangements are unfunded. However, certain Austrian subsidiaries hold long-term government securities in connection with their unfunded obligations. Such assets amounted to $0.9 million at December 31, 2001 and 2000.

        The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro rated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees and expected health care costs.

        During the year ended December 31, 2000, the Company introduced a post retirement medical benefits plan covering eligible employees and retirees. Retirees age 60 or older with ten or more years of service will be eligible for benefits. In addition, existing retirees as at August 1, 2000 that meet the above criteria are also eligible for benefits. Benefits are capped based on years of service. As the projected benefit obligation and benefit cost associated with the post retirement medical benefits plan is not material, a separate reconciliation of the projected benefit obligation and benefit cost has not been provided in the tables below.

        The significant actuarial assumptions adopted in measuring the Company's projected benefit obligations are as follows:

Discount rate	5.0% to 7.5%
Rate of compensation increase	3.0% to 4.0%
Expected return on plan assets	7.5%

	Years ended December 31,
	2001	2000	1999
Projected benefit obligations
Beginning of year	$60.2	$52.9	$49.9
Past service obligation arising on plan introduction	—	4.4	—
Current service and interest costs	7.5	6.7	5.9
Actuarial (gains) losses and changes in actuarial assumptions	(3.8)	0.7	2.8
Benefits paid	(2.3)	(1.1)	(2.6)
Currency translation	(5.3)	(3.4)	(3.1)

End of year	$56.3	$60.2	$52.9

Plan assets at fair value
Beginning of year	$34.3	$31.2	$28.3
Return on plan assets	(3.4)	3.8	1.9
Employer contributions	2.7	2.7	4.4
Benefits paid	(2.3)	(1.1)	(2.6)
Currency translation	(2.8)	(2.3)	(0.8)

End of year	$28.5	$34.3	$31.2

Unfunded amount	$27.8	$25.9	$21.7
Unrecognized past service obligation	(3.7)	(4.0)	(0.2)
Unrecognized actuarial loss	(2.0)	—	—

Net amount recognized in the consolidated balance sheets	$22.1	$21.9	$21.5

Net period benefit cost
Current service and interest costs	$7.5	$6.7	$5.9
Past service costs	0.2	0.2	—
Expected return on plan assets	(2.4)	(2.2)	(1.9)
Actuarial losses	—	0.3	2.5

	$5.3	$5.0	$6.5

        During the year ended December 31, 2001, the Company incurred $1.8 million (for the years ended December 31, 2000 and 1999 — $1.9 million and $1.7 million, respectively) of defined contribution plan expense.

10.   CONVERTIBLE SERIES PREFERRED SHARES

        The Company has issued the following Convertible Series Preferred Shares:

Number of shares
Preferred Shares, Series 1	1,125,000
Preferred Shares, Series 2	1,125,000

        The Convertible Series Preferred Shares have the following attributes:

  •
  Carrying value of $100 per share;

  •
  Fixed preferential non-cumulative cash dividend of $5.00 per share per annum payable on a quarterly basis;

  •
  Retractable at their carrying value, together with all declared and unpaid dividends, by the holders thereof after December 31, 2003 in the case of the Preferred Shares, Series 1; and after December 31, 2004 in the case of the Preferred Shares, Series 2;

  •
  Redeemable at their carrying value, together with all declared and unpaid dividends, and subject to purchase for cancellation by the Company commencing December 31, 2005; and

  •
  Convertible into Class A Subordinate Voting Shares at the option of the holder at a price of $15.09 per share.

        The Convertible Preferred Shares, Series 1 and 2 were issued to Magna in August, 2001 in satisfaction of $225.0 million of the Company's indebtedness to Magna.

        The portion of the Convertible Series Preferred Shares classified as long-term debt and the amounts reflected as amortization of discount on Convertible Series Preferred Shares are as follows:

	Series 1	Series 2	Total
Issued on August 9, 2001	$94.9	$94.9	$189.8
Amortization of discount	2.4	2.4	4.8

Balance, December 31, 2001	$97.3	$97.3	$194.6

        The liability amounts for the Convertible Series Preferred Shares are presented as long-term liabilities as Magna's retraction rights related to the shares are not exercisable before December 31, 2003 and December 31, 2004, respectively.

        The portion of the Convertible Series Preferred Shares included in shareholders' equity is as follows:

December 31, 2001
Warrant portion (relating to conversion feature)	$6.7
Dividend stream portion (relating to non-cumulative dividends)	24.7

$31.4

11.   CAPITAL STOCK

(a) Class A Subordinate Voting Shares and Class B Shares

        Class A Subordinate Voting Shares without par value (unlimited amount authorized) are entitled to one vote per share at all meetings of shareholders and shall participate equally as to cash dividends with each Class B Share.

        Class B Shares without par value (unlimited amount authorized) are entitled to 20 votes per share at all meetings of shareholders, shall participate equally as to cash dividends with each Class A Subordinate Voting Share and may be converted at any time into fully-paid Class A Subordinate Voting Shares on a one-for-one basis.

        In the event that either the Class A Subordinate Voting Shares or the Class B Shares are subdivided or consolidated, the other class shall be similarly changed to preserve the relative position of each class.

        Outstanding Class A Subordinate Voting Shares and Class B Shares included in shareholders' equity as at December 31, 2001 consist of:

	Number of shares	Consideration
Class B Shares (convertible into Class A Subordinate Voting Shares)	42,751,938	$495.8
Class A Subordinate Voting Shares (i)	5,476,191	71.7

Balance, December 31, 2001	48,228,129	$567.5

(i)
On July 31, 2001, the Company filed a final prospectus with the securities regulatory authorities in Canada and the United States for a public offering of Class A Subordinate Voting Shares. The offering was completed in August, 2001. The details of the proceeds from the initial public offering of Class A Subordinate Voting Shares are as follows:

Total proceeds on 5,476,191 shares	$74.8
Expenses of the issue, net of taxes	(3.1)

Net proceeds	$71.7

(b) Incentive Stock Options

        Under the 2001 Incentive Stock Option Plan adopted by the Company on August 9, 2001, the Company may grant options to purchase Class A Subordinate Voting Shares to employees, officers, directors or consultants of the Company. The maximum number of shares reserved to be issued for options is 6.0 million shares. The number of reserved but unoptioned shares at December 31, 2001 is 3,475,000.

        All options granted are for a term of no more than ten years from the date of grant. The options granted under Tranche 1 and Tranche 2 vest 1/5 on the grant date, and 1/5 on each subsequent July 31 thereafter, with the exception of 750,000 options that vest 1/3 on the grant date, and 1/6 on each subsequent July 31, thereafter. All options allow the holder to purchase Class A Subordinate Voting Shares at a price equal to or greater than the market price on the trading day immediately prior to the date of grant.

        The following is a continuity schedule of options outstanding:

Canadian dollar options

	Number	Weighted average exercise price		Options exercisable
Granted	1,400,000	Cdn$	21.00
Vested				280,000

Outstanding at December 31, 2001	1,400,000	Cdn$	21.00	280,000

U.S. dollar options

	Number	Weighted average exercise price		Options exercisable
Granted	1,125,000	U.S.$	13.72
Vested				325,000

Outstanding at December 31, 2001	1,125,000	U.S.$	13.72	325,000

        At December 31, 2001, the outstanding options consist of the following:

Canadian dollar options outstanding

	Exercise price	Number	Remaining contractual life (years)	Options exercisable
Tranche 1	$21.00	1,390,000	9.6	278,000
Tranche 2	$21.00	10,000	9.6	2,000

Weighted average exercise price	$21.00	1,400,000	9.6	280,000

U.S. dollar options outstanding

	Exercise price	Number	Remaining contractual life (years)	Options exercisable
Tranche 1	$13.72	1,085,000	9.6	317,000
Tranche 2	$13.72	40,000	9.6	8,000

Weighted average exercise price	$13.72	1,125,000	9.6	325,000

(c) Maximum Number of Shares

        The following table presents the maximum number of Class A Subordinate Voting and Class B Shares that would be outstanding if all the outstanding options and Convertible Series Preferred Shares issued and outstanding at December 31, 2001 were exercised or converted.

Number of shares
Class A Subordinate Voting Shares outstanding at December 31, 2001	5,476,191
Class B Shares outstanding at December 31, 2001	42,751,938
Options to purchase Class A Subordinate Voting Shares	2,525,000
Preferred Shares, Series 1 and 2, convertible at $15.09 per share	14,910,537

65,663,666

(d) Dividends

        Dividends declared and paid on outstanding Class A Subordinate Voting and Class B Shares aggregated to $2.0 million for the year ended December 31, 2001.

        Dividends declared and paid on outstanding Series 1 and 2 Preferred Shares aggregated to $1.9 million for the year ended December 31, 2001.

12.   FINANCIAL INSTRUMENTS

(a) Foreign Exchange Risk

        The Company operates globally, which gives rise to a risk that its earnings and cash flows may be adversely impacted by fluctuations in foreign exchange. The Company uses foreign exchange contracts to manage foreign exchange risk from its underlying customer contracts. In particular, the Company uses foreign exchange forward contracts for the sole purpose of hedging certain of the Company's future committed U.S. dollar, euro and British pound outflows and inflows. Gains and losses on these hedging instruments are recognized in the same period as, and part of, the hedged transaction. The Company does not enter into foreign exchange contracts for speculative purposes.

        The Company had outstanding foreign exchange forward contracts representing commitments to buy and sell foreign currencies in exchange for Canadian dollars as follows:

	December 31, 2001
	U.S. dollar amount	Weighted average	euro amount	Weighted average
2002	$82.8	1.4629	€12.9	1.4382
2002	(247.1)	1.4434	(13.8)	1.4408
2003	38.4	1.4515	6.7	1.3760
2003	(102.3)	1.4861	—	—
2004	10.7	1.4419	5.8	1.3752
2004	(91.1)	1.4789	—	—
2005	4.4	1.3666	2.9	1.4435
2005	(87.1)	1.4729	—	—
2006	(16.1)	1.3862	—	—

	$(407.4)		€14.5

        At December 31, 2001, the Company had other outstanding foreign exchange contracts to buy and sell various foreign currencies in exchange for either euros, U.S. dollars or British pounds. The total amount of such contracts were to buy euros 14.8 million, sell U.S. dollars 4.4 million and sell British pounds 13.2 million.

        Based on forward exchange rates as at December 31, 2001 for contracts with similar remaining terms to maturity, the unrecognized net losses relating to the Company's foreign exchange forward contracts are approximately $30.6 million. If the Company's forward exchange contracts ceased to be effective as hedges, for example if projected net foreign cash inflows declined significantly, previously unrecognized gains or losses pertaining to the portion of the hedging transactions in excess of projected foreign denominated cash flows would be recognized in income at the time this condition was identified.

(b) Fair Value

        The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies, however considerable judgement is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair value amounts can be materially affected by the use of different assumptions or methodologies. The methods and assumptions used to estimate the fair value of financial instruments are described below.

Cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and accrued liabilities

        Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of fair value.

Long-term debt

        The fair value of the Company's long-term debt (including the debt portion of the Convertible Series Preferred Shares), based on current rates for debt with similar terms and maturities, is not materially different from its carrying value.

(c) Credit Risk

        The Company's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, accounts receivable and forward exchange contracts with positive values.

        Cash and cash equivalents, which consist of short-term investments, including commercial paper, are only invested in governments and corporations with an investment grade credit rating. Credit risk is further reduced by limiting the amount that is invested in any one government or corporation.

        The Company, in the normal course of business, is exposed to credit risk from its customers, substantially all of which are in the automotive industry. These accounts receivable are subject to normal industry credit risks.

        The Company is also exposed to credit risk from the potential default by any of its counterparties on its foreign exchange forward contracts. The Company mitigates this credit risk by dealing with counterparties who are major financial institutions and who the Company anticipates will satisfy their obligations under the contracts.

(d) Interest Rate Risk

        The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities. In addition, the Company's exposure to interest rate risk on fixed rate long-term instruments is also reduced given the minimum periods to redemption with respect to Convertible Series Preferred Shares.

        The following table summarizes the Company's exposure to interest rate risk as at December 31, 2001:

	Floating rate	Fixed interest rate	Non-interest bearing	Total
Financial Assets:
Cash and cash equivalents	$77.1	$—	$—	$77.1
Accounts receivable	—	—	574.3	574.3
Financial liabilities:
Bank indebtedness	(46.0)	—	—	(46.0)
Accounts payable and all other accrued liabilities and payables	—	—	(632.7)	(632.7)
Long-term debt due within one year	—	(6.8)	—	(6.8)
Long-term debt	—	(30.6)	—	(30.6)
Convertible Series Preferred Shares	—	(194.6)	—	(194.6)

	$31.1	$(232.0)	$(58.4)	$(259.3)

Average fixed rate of long-term debt		5.2%

13.   CURRENCY TRANSLATION ADJUSTMENT

        Unrealized translation adjustments, which arise on the translation to U.S. dollars of assets and liabilities of the Company's operations with a functional currency of other than the U.S. dollar, resulted in an unrealized currency translation loss of $4.9 million for the five month period subsequent to the Company's reorganization. The unrealized losses resulted primarily from the weakening of the Canadian dollar against the U.S. dollar.

        The Company has designated the debt portion of the Convertible Series Preferred Shares (note 10) as a hedge of its net investment in its operations in the United States. Gains and losses from this hedge are not included in the income statement, but are shown in the currency translation adjustment account. The Company recorded net foreign exchange losses of $3.5 million in the currency translation account related to such shares.

14.   INTERESTS IN JOINTLY CONTROLLED ENTITIES

        The following is the Company's proportionate share of the major components of the financial statements of the jointly controlled entities in which the Company has an interest (before eliminations):

Balance sheets

	December 31,
	2001	2000
Current assets	$39.9	$30.6
Long-term assets	$34.5	$19.7
Current liabilities	$33.2	$26.7
Long-term liabilities	$15.9	$0.2

Statements of income

	Years ended December 31,
	2001	2000	1999
Sales	$134.6	$133.0	$99.5
Costs of goods sold, expenses and income taxes	133.4	129.3	96.6

Net income	$1.2	$3.7	$2.9

Statements of cash flows

	Years ended December 31,
	2001	2000	1999
Cash provided from (used for):
Operating activities	$23.0	$9.8	$9.1

Investment activities	$(6.5)	$(3.0)	$(5.2)

Financing activities	$3.2	$(6.3)	$(5.8)

        At December 31, 2001, the Company's share of equity in jointly controlled entities includes undistributed earnings of $19.0 million (December 31, 2000 — $14.7 million).

15.   DETAILS OF CASH FROM OPERATING ACTIVITIES

(a) Items not involving current cash flows:

	Years ended December 31,
	2001	2000	1999
Depreciation and amortization	$88.0	$86.1	$87.2
Future income taxes	8.8	(21.6)	(44.4)
Pension obligations	5.3	4.2	5.3
(Gain)/loss on disposals of fixed assets	(1.1)	1.7	5.7
Equity loss and other	0.2	(1.4)	4.8

	$101.2	$69.0	$58.6

(b) Changes in non-cash working capital:

	Years ended December 31,
	2001	2000	1999
Accounts receivable	$(108.1)	$(89.5)	$(4.4)
Inventories	(22.7)	(72.7)	3.2
Prepaid expenses and other	14.1	1.0	(6.3)
Accounts payable and accrued liabilities	142.6	28.8	12.2

	$25.9	$(132.4)	$4.7

16.   SEGMENTED INFORMATION

        (a) The Company designs, manufactures and supplies automotive interior components, modules and systems primarily for OEM customers on a Tier One basis and manufactures and supplies interior components on a Tier Two basis to other Tier One suppliers. At December 31, 2001 the Company had operations in 14 countries including 64 production facilities and 19 product development and engineering facilities.

        The Company is organized by two product groups: Interior Systems and Closure Systems. Each group includes the following products and services:

  Interior Systems

  The Interior Systems group includes the engineering, development and production of complete seat systems, seat tracks, seat frames, integrated child safety seats and other seating components, cockpit modules, instrument panels, consoles, glove boxes, door modules, door trim panels, package trays, overhead systems, sunvisors, acoustics, automotive carpets, interior panels and other interior garnish trim and components. This group also provides expertise and services for its OEM customers including assembly and sequencing, full vehicle process engineering and integrated interior vehicle safety systems; and

  Closure Systems

  The Closure Systems group develops, produces and assembles a multitude of closure, latching and power driven door systems. Products include wiper systems, electrical motors, complete door systems, power liftgates and power sliding doors, window regulators and electronic latching systems.

        The Company's internal financial reports provided to executive management segment results on a global basis by the aforementioned two main product groups. Furthermore, these results segregate North America and Europe in recognition of each group's management structure and the different geographic business risks faced by the divisions that operate in these segments. Such risks include vehicle production volumes, OEM customer mix, level of OEM outsourcing and the nature of such outsourced products and services, and currency risk. Vehicle production volumes have a significant impact on divisional operating results, business plans and capital spending budgets. Vehicle production volumes in each of North America and Europe are affected by a multitude of factors such as general economic conditions, interest rates, fuel supply and prices, legislative changes, environmental emission and safety issues and labour and/or trade relations.

        As a result of the above internal reporting structure, operating segments reported in these consolidated financial statements include:

        Interior Systems — with Europe and North America reported separately;

        Closure Systems — with Europe and North America reported separately.

	Year ended December 31, 2001
	Total sales	Depreciation and amortization	Interest (income) expense, net(1)	Equity loss	Income (loss) before income taxes	Fixed asset additions	Fixed assets, net
Interior Systems
North America	$1,561.0	$35.2	$13.1		$65.3	$34.4	$199.2
Europe	974.0	31.6	11.4	$0.4	(19.0)	29.9	146.5
Closure Systems
North America	614.7	11.3	(0.9)		36.8	10.6	34.2
Europe	121.5	8.5	1.7		(2.6)	12.6	43.9
Corporate, other and intersegment eliminations	(3.1)	1.4	(4.3)		(0.3)	0.1	0.2

Total reportable segments	$3,268.1	$88.0	$21.0	$0.4	$80.2	$87.6	424.0

Current assets							915.9
Goodwill, future tax and other assets							239.5

Total assets							$1,579.4

(1)
Included in interest (income) expense, net, is $4.8 million of amortization of discount on Convertible Series Preferred Shares.

	Year ended December 31, 2000
	Total sales	Depreciation and amortization	Interest (income) expense, net	Equity loss	Income (loss) before income taxes	Fixed asset additions	Fixed assets, net
Interior Systems
North America	$1,380.1	$34.0	$16.3		$22.9	$48.0	$201.5
Europe	868.1	32.2	8.6	$0.7	0.8	34.8	137.8
Closure Systems
North America	595.8	11.1	(0.5)		47.1	12.7	40.7
Europe	128.5	8.0	3.0		(4.6)	8.8	36.6
Corporate, other and intersegment eliminations	(1.6)	0.8			(0.8)

Total reportable segments	$2,970.9	$86.1	$27.4	$0.7	$65.4	$104.3	416.6

Current assets							788.3
Goodwill, future tax and other assets							260.8

Total assets							$1,465.7

	Year ended December 31, 1999
	Total sales	Depreciation and amortization	Interest expense, net	Equity loss	Income (loss) before income taxes	Fixed asset additions	Fixed assets, net
Interior Systems
North America	$1,339.5	$35.9	$11.8		$17.5	$51.8	$188.3
Europe	859.7	33.5	9.6	$1.2	(1.3)	45.2	142.5
Closure Systems
North America	511.6	7.9	0.8		47.3	12.0	38.5
Europe	126.7	9.1	2.1		(13.6)	12.9	38.3
Corporate, other and intersegment eliminations	(2.7)	0.8			(0.8)

Total reportable segments	$2,834.8	$87.2	$24.3	$1.2	$49.1	$121.9	407.6

Current assets							701.0
Goodwill, future tax and other assets							280.2

Total assets							$1,388.8

        (b) The following table shows certain information with respect to geographic segmentation:

	Year ended December 31, 2001
	Canada	United States and Other	Continental Europe	United Kingdom	Total
Sales	$1,138.0	$1,034.6	$759.5	$336.0	$3,268.1

Fixed assets, net	$62.2	$171.4	$137.4	$53.0	$424.0

Goodwill, net	$29.7	$24.7	$33.5	$44.6	$132.5

	Year ended December 31, 2000
	Canada	United States and Other	Continental Europe	United Kingdom	Total
Sales	$1,146.8	$827.5	$658.9	$337.7	$2,970.9

Fixed assets, net	$69.9	$172.3	$118.1	$56.3	$416.6

Goodwill, net	$33.3	$27.2	$37.4	$52.3	$150.2

	Year ended December 31, 1999
	Canada	United States and Other	Continental Europe	United Kingdom	Total
Sales	$1,029.1	$819.3	$655.1	$331.3	$2,834.8

Fixed assets, net	$67.8	$159.0	$119.9	$60.9	$407.6

Goodwill, net	$35.5	$30.1	$41.0	$60.4	$167.0

        (c) For the year ended December 31, 2001, sales to the three largest customers amount to 36%, 20% and 15% (for the year ended December 31, 2000 — 34%, 20% and 15%; for the year ended December 31, 1999 — 35%, 18% and 13%) of total sales, respectively.

17.   TRANSACTIONS WITH RELATED PARTIES

	Years ended December 31,
	2001	2000	1999
Charges by Magna and affiliates
Interest expense, net	$17.7	$29.2	$23.5

Amortization of discount on Convertible Series Preferred Shares	4.8	—	—

Financing charge on Convertible Series Preferred Shares	0.9	—	—

Affiliation fees and other charges	53.5	34.0	29.1

Rent	6.1	7.4	7.4

Depreciation of assets under capital lease	1.7	1.8	1.8

Sales of materials to Magna and affiliates	13.7	6.4	8.0

Purchases of materials from Magna and affiliates	28.6	34.8	42.8

        At December 31, 2001, the Company's accounts receivable include accounts receivable from Magna companies of $36.9 million (December 31, 2000 — $1.7 million) and accounts payable include accounts payable to Magna companies of $43.9 million (December 31, 2000 — $30.5 million).

        Magna provides certain management and administrative services to the Company, including legal, environmental, immigration, administrative, tax, internal audit, treasury, information systems and employee relations services, in return for a specific amount negotiated between the Company and Magna. The cost of management and administrative services provided by Magna and included in affiliation fees and other charges totalled $4.7 million for the year ended December 31, 2001 (for the year ended December 31, 2000 and 1999 — $4.3 million and $2.1 million, respectively).

        During 2001, the Company entered into new or amended existing affiliation agreements with Magna that were effective January 1, 2001. The affiliation agreements provide for the payment by the Company to Magna of an affiliation fee. The affiliation agreements:

  •
  provide the Company with the right to identify itself as part of the Magna group of companies by granting the Company a non-exclusive, world-wide licence to use trademarks which identify Magna and its goods, services and activities in order to identify the Company and its goods, services and activities as being affiliated with Magna;

  •
  provide the Company with access to Magna's core operating principles and to new policies and programs adopted by Magna from time to time;

  •
  provide the Company with access to Magna's senior management and make available to the Company details of any new management techniques and incentive programs as well as marketing materials to the extent they are made available generally to Magna's other affiliates; and

  •
  grant the Company a sole and exclusive world-wide licence (except as described in the next sentence) to use the Intier tradename and certain other trademarks. The Company may not sublicense such tradename and trademarks other than to its subsidiaries.

        Pursuant to the Company's affiliation agreements with Magna, the affiliation fees payable by the Company to Magna in respect of each fiscal year will be an aggregate amount equal to:

  •
  1.5% of the first $3 billion of consolidated net sales for that year;

  •
  1.0% of the next $3 billion of consolidated net sales for that year; and

  •
  0.75% of consolidated net sales exceeding $6 billion;

provided that sales from acquired businesses will not be subject to a fee until January 1 of the year following the date of acquisition, and will be subject to a fee equal to 50% of the fee with respect to the Company's other sales in the calendar year following the date of the acquisition, and to the full fee in the second calendar year following the date of the acquisition and thereafter.

        The affiliation fee included in affiliation fees and other charges was $47.6 million for the year ended December 31, 2001 (for the years ended December 31, 2000 and 1999 — $28.0 million and $25.6 million, respectively).

        The Company's Corporate Constitution provides that a maximum of 2% of its pre-tax profits in each fiscal year shall be allocated to the promotion of social objectives. Of this maximum, the social commitment agreement the Company entered into with Magna during the year ended December 31, 2001, effective January 1, 2001, requires the Company to contribute 1.5% of its pre-tax profits in each fiscal year to social and charitable programs coordinated by Magna or other charitable or non-profit organizations on behalf of Magna and its affiliates, including Intier.

        The social commitment fee included in affiliation fees and other charges was $1.2 million for the year ended December 31, 2001 (for the years ended December 31, 2000 and 1999 — $1.7 million and $1.4 million, respectively).

        Affiliation and social fees in prior years were calculated on a different basis than the 2001 affiliation fee and social commitment fees and are therefore not comparable.

        Pursuant to Magna's Corporate Constitution, 10% of the Company's employee pre-tax profit before profit sharing of participating Magna divisions for any fiscal year is required to be allocated to an employee equity participation and profit sharing program (the "Magna EPSP"). The Company's employees in Canada, the United States, the United Kingdom and Austria participate in the Magna EPSP. The Company's portion of the costs associated with the Magna EPSP for the year ended December 31, 2001 was $28.0 million (for the years ended December 31, 2000 and 1999 — $25.7 million and $21.0 million, respectively).

        Various land and buildings used in the Company's operations are leased from Magna and its affiliates under operating and capital lease agreements (see note 8).

        Transactions with Magna and affiliates are effected on normal commercial terms.

18.   CONTINGENCIES

  (i)
  In November 1997, Magna and two of its subsidiaries were sued by KS Centoco Ltd., an Ontario-based steering wheel manufacturer in which Magna has a 23% equity interest, and by Centoco Holdings Limited, the owner of the remaining 77% equity interest in KS Centoco Ltd. On March 5, 1999, the plaintiffs were granted leave to make substantial amendments to the original statement of claim, in order to add several new defendants and claim additional remedies. The amended statement of claim now includes the Company's Advanced Car Technology Systems joint venture (ACTS) as a named defendant to the lawsuit and alleges, among other things:

  •
  breach of fiduciary duty by Magna and two of its subsidiaries including the ACTS joint venture;

  •
  breach by Magna of its binding letter of intent with KS Centoco, including its covenant not to have any interest, directly or indirectly, in any entity that carries on the airbag business in North America, other than through MST Automotive Inc., a company to be 77% owned by Magna and 23% owned by Centoco Holdings Limited;

  •
  the plaintiff 's exclusive entitlement to certain airbag technologies in North America pursuant to an exclusive licence agreement, together with an accounting of all revenues and profits resulting from the alleged use by Magna, TRW Inc. ("TRW"), ACTS and other unrelated third party automotive supplier defendants of such technology in North America;

  •
  a conspiracy by Magna, TRW and ACTS to deprive KS Centoco Ltd. of the benefits of such airbag technology in North America and to cause Centoco Holdings Limited to sell to TRW its interest in KS Centoco Ltd. in conjunction with Magna's sale to TRW of its interest in MST Automotive GmbH and TEMIC Bayern-Chemie Airbag GmbH. The plaintiffs are seeking, amongst other things, damages of approximately Cdn.$3.5 billion.

    Magna and ACTS have filed an amended statement of defense and counterclaim and intend to vigorously defend this case. At this time, despite the early stages of this legal proceeding and the difficulty in predicting final outcome, the Company believes that the ultimate resolution of these claims against ACTS will not have a material adverse effect on the Company's consolidated financial position. In addition, Magna has agreed to indemnify ACTS for any damages, liabilities, or expenses incurred in connection with this claim.

  (ii)
  The Company has entered into an agreement with Magna in which it has the option to purchase, and Magna has the right to require it to purchase its 32% equity interest in Camaco L.L.C. for a purchase price of one dollar.

  (iii)
  One of the Company's customers is requesting reimbursement for warranty costs as well as additional expenses which it expects to incur as a result of a voluntary customer satisfaction-based recall of a product which forms part of a module supplied by the Company to the customer. The product in question is supplied to the Company by another large supplier that the Company was directed to use by its customer. The customer has claimed that the warranty and future recall costs could be up to $42 million. Based on the Company's investigations to date, the Company does not believe that it has any liability for this claim and that any liability that the Company may become subject to, if it is established that the product is defective, will be recoverable from the supplier of the product, although the Company cannot provide assurance that this will be the case.

  (iv)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with customers, suppliers and former employees and for potential environmental issues.

    Management believes that adequate provisions are recorded in the accounts where required. Although it is not possible to estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

19.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The consolidated financial statements are prepared using Canadian generally accepted accounting principles which conform with United States generally accepted accounting principles except for the following:

        (a) The Company has certain interests in jointly controlled entities that have been proportionally consolidated in these consolidated financial statements. Under U.S. GAAP, these interests would be accounted for by the equity method. Net income, earnings per share, shareholders' equity and Magna's net investment under U.S. GAAP are not impacted by the proportionate consolidation of these interests in jointly controlled entities.

        (b) Under U.S. GAAP, the Company would not have accounted for the Convertible Series Preferred Shares as part equity and part debt as required under Canadian GAAP. Under U.S. GAAP, the Convertible Series Preferred Shares would be shown at their face value outside of shareholders' equity and the entire non-cumulative dividend would be deducted from net income attributable to Class A Subordinate Voting and Class B Shares.

        (c) In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. Effective January 1, 2000, the Company changed its method of accounting under U.S. GAAP for in-house engineering service and tooling contracts provided in conjunction with subsequent assembly or production activities which are regarded as a single arrangement. Previously, the Company had recognized revenue from these engineering service and tooling contracts on a percentage of completion basis. Under the new accounting method adopted effective January 1, 2000, for U.S. GAAP purposes, the Company recognizes revenue and related cost of sales for these activities over the estimated life of the assembly or production arrangement. The effect of the change on the year ended December 31, 2000 was to decrease net income by $0.9 million. The cumulative adjustment to net income as of January 1, 2000 was not significant.

        For the year ended December 31, 2001, revenues and expenses under U.S. GAAP are lower by $9.1 million (2000 — $9.3 million) and $8.7 million (2000 — $8.4 million), respectively, as a result of this difference between Canadian and U.S. GAAP. The net revenue reduction for the year ended December 31, 2001 includes $6.8 million (2000 — $8.2 million) in revenue that was included in the cumulative effect adjustment as of January 1, 2000.

        (d) The Company continues to measure compensation cost related to awards of stock options using the intrinsic value-based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" as permitted by Statement of Financial Accounting Standards Board No. 123 "Accounting for Stock-Based Compensation" ("Statement 123"). Under APB Opinion No. 25, when a stock option is repurchased by the Company for a cash payment, the Company must record compensation expense. Under Canadian GAAP, the payment is considered a capital transaction and recorded in retained earnings. In addition, under EITF 96-18, when stock options are issued to non-employees other than directors acting in their capacity as a director, the Company must record compensation expense in accordance with Statement 123. Options issued to directors for services provided outside of their role as a director are recorded as compensation expense by the Company. For the year ended December 31, 2001, the Company issued stock options to non-employees in return for services rendered. The total amount of this compensation expense for 2001 was $0.4 million.

        (e) The Company uses foreign exchange forward contracts to manage foreign exchange risk from its underlying customer contracts. In particular, the Company uses foreign exchange forward contracts for the sole purpose of hedging certain of its future committed U.S. dollar, euro and British pound outflows and inflows. Under Canadian GAAP, gains and losses on these contracts are accounted for as a component of the related hedged transaction. For periods up to and including December 31, 2000, gains and losses on these contracts were also accounted for as a component of the related hedged transaction under U.S. GAAP.

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards Board No. 133 ("Statement 133"), "Accounting for Derivative Instruments and Hedging Activities", as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Statement 133 requires a company to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. Statement 133 establishes certain criteria to be met in order to designate a derivative instrument as a hedge and to deem a hedge as effective.

        For the year ended December 31, 2001 the Company's derivative portfolio is not eligible for hedge accounting despite the fact that management considers its portfolio to be an effective foreign currency risk management tool and an economic hedge of its future committed U.S. dollar, euro and British pound outflows and inflows. Effective January 1, 2002, the Company implemented a new treasury management system that complies with the document requirements for hedge accounting under Statement 133.

        Accordingly, the Company has recorded a charge to net income of $16.1 million in the year ended December 31, 2001 for purposes of reconciling to U.S. GAAP. For periods prior to and including December 31, 2000, this amount would have been deferred and recorded as a component of the related hedged transaction under U.S. GAAP. In addition, the Company recorded a cumulative adjustment to other comprehensive income of $8.2 million as of January 1, 2001 upon adoption of Statement 133.

  (f)
  The following table presents net income and comprehensive income under U.S. GAAP:

	Years ended December 31,
	2001	2000	1999
Net income attributable to Class A Subordinate Voting and Class B Shares under Canadian GAAP	$39.0	$34.7	$26.6
Adjustments (net of related tax effects):
Amortization of discount on Convertible Series Preferred Shares	4.8	—	—
Return of capital on Convertible Series Preferred Shares	(3.8)	—	—
In-house tooling and engineering	(0.4)	(0.9)	—
Derivative instruments	(16.1)	—	—
Non-employee stock option compensation expense	(0.4)	—	—

Net income attributable to Class A Subordinate Voting and Class B Shares under U.S. GAAP	$23.1	$33.8	$26.6
Other comprehensive income:
Cumulative adjustment at January 1, 2001 for the change in derivative instrument accounting	(8.2)	—	—
Adjustment for derivative instruments, matured during 2001, included in the cumulative adjustment at January 1, 2001	4.4	—	—
Unrealized foreign exchange losses on translation of self-sustaining foreign entities	(13.4)	(12.9)	(4.5)

Comprehensive income under U.S. GAAP	$5.9	$20.9	$22.1

        (g) As a result of the reorganization of the Company, as described under Principles of Consolidation in Significant Accounting Policies, earnings per share and retained earnings for the year ended December 31, 2001 include net income for the five month period subsequent to July 31, 2001.

        The following table presents net income, comprehensive income and earnings per share information under U.S. GAAP for the five months ended December 31, 2001:

Net income attributable to Class A Subordinate Voting and Class B Shares under Canadian GAAP	$17.9
Adjustments (net of related tax effects):
Amortization of discount on Convertible Series Preferred Shares	4.8
Return of capital on Convertible Series Preferred Shares	(3.8)
In-house tooling and engineering	(0.3)
Derivative instruments	—
Non-employee stock option compensation expense	(0.4)

Net income attributable to Class A Subordinate Voting and Class B Shares under U.S. GAAP	$18.2
Other comprehensive income:
Unrealized foreign exchange losses on translation of self-sustaining foreign entities	(4.9)

Comprehensive income under U.S. GAAP	$13.3

Basic earnings per Class A Subordinate Voting or Class B Share:
Net income attributable to Class A Subordinate Voting and Class B Shares under U.S. GAAP	$18.2

Average number of Class A Subordinate Voting and Class B Shares outstanding during the five months	47.9

Basic earnings per Class A Subordinate Voting or Class B Share	$0.38

Diluted earnings per Class A Subordinate Voting or Class B Share:
Net income attributable to Class A Subordinate Voting and Class B Shares under U.S. GAAP for basic earnings per share	$18.2
Adjustments (net of related tax effects):
Return of capital and financing charge on Convertible Series Preferred Shares	4.7

$22.9

Average number of Class A Subordinate Voting and Class B Shares outstanding during the five months	47.9
Convertible Series Preferred Shares	14.9
Stock options	—

62.8

Diluted earnings per Class A Subordinate Voting or Class B Share	$0.36

        (h) The following table indicates the significant items in the consolidated balance sheets that would have been affected had the consolidated financial statements been prepared under U.S. GAAP:

	As at December 31, 2001
	Canadian GAAP	Derivative instruments	Stock compensation expense	In-house tooling and engineering	Convertible Series Preferred Shares	U.S. GAAP
Future tax assets	96.0	10.7	—	0.2	—	106.9
Other accrued liabilities	49.6	30.6	0.4	0.6	—	81.2
Convertible Series Preferred Shares	194.6	—	—	—	24.9	219.5
Shareholders' equity	609.9	(19.9)	(0.4)	(0.4)	(24.9)	564.3
	As at December 31, 2000
	Canadian GAAP	In-house tooling and engineering	U.S. GAAP
Future tax assets	102.1	0.5	102.6
Other accrued liabilities	28.0	1.4	29.4
Magna's net investment	850.2	(0.9)	849.3

        (i) The Company does not recognize compensation expense for its outstanding fixed price stock options. Under U.S. GAAP, the Company is required to disclose compensation expense assuming compensation expense for the stock option plan had been determined based upon the fair market value at the grant date, consistent with the methodology prescribed under Statement 123.

        The fair value of stock options is estimated at the date of grant using the Black Scholes options pricing model with the following weighted average assumptions:

Risk free interest rate	4.6%
Expected dividend yield	0.9%
Expected volatility	28%
Expected time until exercise	5 years

        The Black Scholes options valuation model used by the Company to determine fair values was developed for use in estimating the fair value of freely traded options which are fully transferable and have no vesting restrictions. In addition, this model requires the input of highly subjective assumptions, including future stock price volatility and expected time until exercise. Because the Company's outstanding stock options have characteristics which are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        The weighted average grant date fair value of options granted during 2001 amounted to $4.18.

        On a pro forma basis, under Statement 123, the 2001 net income attributable to Class A Subordinate Voting and Class B Shares, and basic and diluted earnings per Class A Subordinate Voting or Class B Share would have been $17.7 million and $0.37 and $0.36, respectively.

        (j) Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards which have not yet been adopted due to delayed effective dates.

Canadian GAAP standards:

        Effective January 1, 2002, the Company will adopt the Canadian Institute of Chartered Accountants' new recommendations under Handbook Section 3062, "Goodwill and other Intangible Assets" (CICA 3062). CICA 3062 requires the application of the non-amortization and impairment rules for existing goodwill and intangible assets, which meet the criteria for indefinite life. In accordance with CICA 3062, the Company will apply the recommendations prospectively, without restatement of any comparative periods.

        Upon adoption of the new recommendations, the Company will cease to record amortization of existing goodwill. The amortization relating to goodwill charged to income in 2001 was $8.3 million. The Company is currently reviewing the new CICA pronouncement and evaluating the specific goodwill attributable to reporting segments and evaluating that goodwill for impairment.

U.S. GAAP standards:

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets". These standards reflect the same accounting requirements as CICA 1581 and CICA 3062, respectively.

        In addition, during 2001, FASB issued Statements of Financial Accounting Standards No.143, "Accounting for Asset Retirement Obligations" ("FAS 143") and No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets" ("FAS 144").

        FAS 143 requires that legal obligations arising from the retirement of tangible long-lived assets, including obligations identified by a company upon acquisition and construction and furthering the operating life of a long-lived asset, be recorded and amortized over the assets' useful life using a systematic and rational allocation method. FAS 143 is effective for fiscal years starting after June 15, 2001. The Company has not determined the impact, if any, of this pronouncement on its consolidated financial statements.

        FAS 144, which supersedes FAS 121, is effective for fiscal years beginning after December 15, 2001. FAS 144 provides guidance on differentiating between assets held for sale and held for disposal other than by sale. Consistent with FAS 121, FAS 144 continues to require the same approach for recognizing and measuring the impairment of assets to be held and used. The Company has not determined the impact, if any, of this pronouncement on its consolidated financial statements.

QuickLinks

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
AUDITORS' REPORT
SIGNIFICANT ACCOUNTING POLICIES
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF INCOME, RETAINED EARNINGS AND MAGNA'S NET INVESTMENT
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (all amounts in millions of U.S. dollars unless otherwise noted except per share figures and number of shares)